UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DELAINE CORPORATION
(Exact name of Registrant as specified in its charter)

Nevada	333-171861	27-2901464
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

3420 – Cutlery, Handtools & General Hardware	0001496139
(Standard Industrial	(Central Index Key)
Classification)

361 N Dalton Avenue
Albany, IN 47320
(Address of principal executive offices, including zip code)

(765) 744-8383
(Registrant's telephone number, including area code)

 (Former name or former address, if changed since last report)

With a copy to:
Befumo & Schaeffer, PLLC
1629 K Street, NW, Suite 300
Washington, DC 20006
Phone: (202) 973-0186
Fax: (202) 478-2900

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:

If this Form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	Accelerated filer

Non-accelerated filer	Smaller Reporting Company	☒
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

The sole purpose of this Post-Effective Amendment is to remove from registration shares of common stock remaining unsold at the termination of an offering by Delaine Corporation.

This Post-Effective Amendment No. 2 amends the Registration Statement on Form S-1, as amended, file number 333-171861 (the “Registration Statement”), originally filed with the Securities and Exchange Commission on January 25, 2011 by Delaine Corporation (the “Company”).

The Company filed the Registration Statement to register 6,000,000 shares of its common stock, par value $0.001 per share, for sale by the Company in a direct public offering. The Securities and Exchange Commission declared the Registration Statement effective on September 26, 2011, and a Post-Effective Amendment No. 1 to the Registration Statement was declared effective by the Securities and Exchange Commission on October 11, 2011. The Company closed the offering of shares pursuant to the Registration Statement on January 10, 2012.  One Million Thirty Thousand (1,030,000) shares were sold in the offering pursuant to the Registration Statement.

Pursuant to the undertakings of the Registration Statement, the Company hereby removes from registration, by means of this Post-Effective Amendment No. 2, the registered shares that were unsold at the termination of the offering pursuant to the Registration Statement.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Washington, DC, on this 11th day of January, 2012.

DELAINE CORPORATION

By: /s/ Timothy A. Moore
Timothy A. Moore, President, Director, Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this Post Effective Amendment No. 2 to the  Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Timothy A. Moore	President, Director	January 11, 2012
Principal Executive Officer, Principal
Financial Officer, Principal Accounting Officer